Exhibit 99.1

Kiora Pharmaceuticals Reports First Quarter Results; Initiating Two Phase 2 Trials for Treatment of Retinal Diseases; Cash and Short-term Investments Expected to Fund Operations into Late 2027

Encinitas, California – May 9, 2025 - Kiora Pharmaceuticals, Inc. (NASDAQ: KPRX) ("Kiora" or the "Company") today announced first quarter 2025 financial results and provided an update on its pipeline of therapeutics for the treatment of retinal diseases.

Key first quarter and 2025 year-to-date corporate highlights include:

•Received approval to initiate KLARITY, a Phase 2 clinical trial evaluating KIO-104 for the treatment of retinal inflammation.
•Reported preclinical data on KIO-104 at ARVO 2025, further supporting its potential as a treatment for inflammatory and proliferative retinal diseases.
•Continued patient enrollment in the ongoing functional endpoint study, work designed to validate functional vision outcomes and serve as an on-ramp study to ABACUS-2. This validation effort supports discussions with regulatory bodies that have indicated that this assessment is the likely approvable endpoint for the future registration trial of KIO-301.
•Received $1.8 million in reimbursed Q4 2024 R&D expenses from Théa Open Innovation (Laboratoires Théa) for activities related to KIO-301.
•Ended the quarter with $24.1 million in cash, cash equivalents and short-term investments, along with $2.0 million in collaboration receivables and tax credits.
•Extended the projected cash runway into late 2027, a timeframe beyond anticipated data readouts for KLARITY and ABACUS-2, with potential for further extension through achievement of partnership milestones.

"In the first quarter, we continued preparations to initiate enrollment in two Phase 2 clinical trials in retinal diseases,” said Brian M. Strem, Ph.D., President & Chief Executive Officer of Kiora. “The KLARITY study will evaluate KIO-104 in patients with retinal inflammation, while ABACUS-2 will evaluate KIO-301 in patients with retinitis pigmentosa.

"For KIO-301, we are approved to initiate ABACUS-2, a multi-center, double-masked, randomized, controlled, multi-dose study in 36 patients with ultra-low vision or no light perception due to retinitis pigmentosa. Based on feedback from regulators, retinal specialists, and patient groups, we recognize the need to demonstrate improvements in measures of functional vision as a pathway to market. Accordingly, we are dedicating the appropriate time to tailor clinically meaningful endpoints for this patient population, one for which no ‘off-the-shelf’ solution exists. We are currently activating sites for ABACUS-2, and as an on-ramp study, we anticipate that patients enrolled in the validation study will be eligible for ABACUS-2, serving to meet our recruitment goals.

“KIO-104 is our potent, locally delivered small molecule DHODH inhibitor being developed to treat inflammatory retinal diseases. Our aim is to provide an alternative to chronic steroid use or systemic anti-inflammatory drugs, which carry known side effects and risks. Building on encouraging data from our first-in-human study, we are now approved, activating sites, and expect to enroll our first patient in the second quarter of this year. This Phase 2 trial will evaluate two doses of KIO-104 across several inflammatory retinal diseases, including posterior non-infectious uveitis and diabetic macular edema. Results from the initial stage will inform dose expansion into one or more specific indications.”

Kiora's Chief Financial Officer, Melissa Tosca, added, "We ended the quarter with a cash runway extending into late 2027, positioning us well beyond the anticipated data readouts for ABACUS-2 and KLARITY. This extended runway reflects both the reimbursed expenses from our Laboratoires Théa partnership, totaling $5.6 million since the collaboration began, and our disciplined approach to capital management. We remain focused on advancing our programs efficiently and rapidly. Attainment of key development milestones related to KIO-301 could further strengthen our cash position and extend our runway even longer."

First Quarter Financial Highlights

Kiora ended the first quarter of 2025 with $24.1 million in cash, cash equivalents, and short-term investments. The Company also recorded $1.3 million in collaboration receivables from Laboratoires Théa for reimbursed R&D expenses, and $0.7 million in R&D incentive tax credits.

The Company reported a net loss of $2.2 million for the first quarter of 2025 compared to net income of $13.4 million in the first quarter of 2024. This year-over-year change was primarily driven by the recognition of a $16 million upfront payment from Laboratoires Théa recorded as collaboration revenue in the first quarter of 2024.

R&D expenses for the first quarter of 2025 were $2.5 million, before recognizing $1.3 million in reimbursed expenses from Laboratoires Théa. In comparison, R&D expenses for the first quarter of 2024 were $1.7 million, with $0.2 million in reimbursed expenses from Laboratoires Théa. The increase in R&D for the first quarter of 2025 was mainly attributable to clinical trial activities. Kiora continues to anticipate higher net R&D expenses throughout 2025, driven by patient enrollment costs for the KLARITY study.

G&A expenses were $1.5 million for the first quarter of 2025, up from $1.3 million in the first quarter of 2024.

About Kiora Pharmaceuticals

Kiora Pharmaceuticals is a clinical-stage biotechnology company developing advanced therapies for retinal disease. We target critical pathways underlying retinal diseases using innovative small molecules to slow, stop, or restore vision loss. KIO-301 is being developed for the treatment of retinitis pigmentosa, choroideremia, and Stargardt disease. It is a molecular photoswitch that has the potential to restore vision in patients with inherited and/or age-related retinal degeneration. KIO-104 is being developed for the treatment of retinal inflammation. It is a next-generation, non-steroidal, immuno-modulatory, and small-molecule inhibitor of dihydroorotate dehydrogenase (DHODH).

In addition to news releases and SEC filings, we expect to post information on our website, www.kiorapharma.com, and social media accounts that could be relevant to investors. We encourage investors to follow us on X and LinkedIn as well as to visit our website and/or subscribe to email alerts.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements include statements relating to, among other things, Kiora's ability to execute on development and commercialization efforts and other regulatory or marketing approval efforts pertaining to Kiora's development-stage products, including KIO-104 and KIO-301, as well as the success thereof, with such approvals or success may not be obtained or achieved on a timely basis or at all, the sufficiency of existing cash and short-term investments on hand to fund operations for specific periods, the ability to timely complete planned initiatives for 2025, including Phase 2 clinical development of KIO-301 and KIO-104, the completion of enrollment and the timing of topline results from the ABACUS-2 Phase 2 trial, the potential for KIO-301 to be the first treatment options for patients with inherited degenerative diseases like RP, the potential for KIO-104 to reduce inflammation, the timing of topline results from the Phase 2 KLARITY trial of KIO-104, the potential for KIO-104 to apply to other retinal inflammatory diseases, and expected trends for research and development and general and administrative spending in 2025. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the ability to conduct clinical trials on a timely basis, market and other conditions and certain risk factors described under the heading "Risk Factors" contained in Kiora's Annual Report on Form 10-K filed with the SEC on March 25, 2025 or described in Kiora's other public filings, including on Form 10-Q filed with the SEC on May 9, 2025. Kiora's results may also be affected by factors of which Kiora is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Kiora expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions, or circumstances on which any such statement is based, except as required by law.

Contacts:

Investors
Investors@kiorapharma.com

Financial Tables Follow

KIORA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2025 (unaudited)	December 31, 2024
ASSETS
Current Assets:
Cash and Cash Equivalents	$3,771,024	$3,792,322
Short-Term Investments	20,334,831	22,999,760
Prepaid Expenses and Other Current Assets	941,542	2,042,487
Collaboration Receivables	1,337,604	601,197
Tax Receivables	722,290	270,246
Total Current Assets	27,107,291	29,706,012
Non-Current Assets:
Property and Equipment, Net	4,984	5,232
Restricted Cash	4,081	4,057
Intangible Assets and In-Process R&D, Net	6,687,100	6,687,100
Operating Lease Right-of-Use Assets	152,083	57,170
Other Assets	64,323	24,913
Total Assets	$34,019,862	$36,484,484
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$942,492	$415,590
Accrued Expenses	3,522,003	4,588,657
Accrued Collaboration Credit	738,584	981,111
Operating Lease Liabilities	71,554	23,355
Total Current Liabilities	5,274,633	6,008,713
Non-Current Liabilities:
Contingent Consideration	4,466,682	4,191,490
Deferred Tax Liability	490,690	490,690
Non-Current Operating Lease Liabilities	87,470	33,815
Total Non-Current Liabilities	5,044,842	4,715,995
Total Liabilities	10,319,475	10,724,708
Commitments and Contingencies (Note 8)
Stockholders’ Equity:
Preferred Stock, $0.01 Par Value: 10,000,000 shares authorized; 3,750 designated Series A, 0 shares issued and outstanding; 10,000 designated Series B, 0 shares issued and outstanding; 10,000 shares designated Series C, 0 shares issued and outstanding; 20,000 shares designated Series D, 7 shares issued and outstanding; 1,280 shares designated Series E, 0 shares issued and outstanding; 3,908 shares designated Series F, 420 issued and outstanding at March 31, 2025 and December 31, 2024, respectively	4	4
Common Stock, $0.01 Par Value: 150,000,000 shares authorized; 3,000,788 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	267,679	267,679
Additional Paid-In Capital	169,304,991	169,156,374
Accumulated Deficit	(145,575,102)	(143,382,122)
Accumulated Other Comprehensive Loss	(297,185)	(282,159)
Total Stockholders’ Equity	23,700,387	25,759,776
Total Liabilities and Stockholders’ Equity	$34,019,862	$36,484,484

KIORA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE (LOSS) INCOME
(unaudited)

	Three Months Ended March 31,
	2025	2024
Revenue:
Collaboration Revenue	$—	$16,000,000
Total Revenue	—	16,000,000
Operating Expenses:
General and Administrative	1,489,398	1,296,441
Research and Development	2,531,887	1,684,212
Collaboration and Research Credits	(1,966,123)	(190,553)
Change in Fair Value of Contingent Consideration	275,192	(12,194)
Total Operating Expenses	2,330,354	2,777,906
Operating (Loss) Income	(2,330,354)	13,222,094
Other Income (Expense), Net:
Interest Income, Net	276,633	223,047
Other (Expense) Income, Net	(16,253)	8,066
Total Other Income, Net	260,380	231,113
(Loss) Income Before Income Tax Expense	(2,069,974)	13,453,207
Income Tax Expense	(123,006)	—
Net (Loss) Income	$(2,192,980)	$13,453,207
Net (Loss) Income Attributable to Common Shareholders	$(2,192,980)	$13,453,207
Net (Loss) Income per Common Share - Basic	$(0.52)	$4.67
Weighted Average Shares Outstanding - Basic	4,217,007	2,881,796
Net (Loss) Income per Common Share - Diluted	$(0.52)	$3.46
Weighted Average Shares Outstanding - Diluted	4,217,007	3,891,722

Other Comprehensive (Loss) Income:
Net (Loss) Income	$(2,192,980)	$13,453,207
Unrealized Loss on Marketable Securities	(16,099)	—
Foreign Currency Translation Adjustments	1,072	(81,573)
Comprehensive (Loss) Income	$(2,208,007)	$13,371,634